Exhibit 99.1

VITAMIN SHOPPE, INC. 2101 91st Street North Bergen, NJ07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Fiscal Third Quarter 2011 Results

Third Quarter Highlights:

•	Comparable store sales grew 7.1%

•	Net sales increased 11.5%

•	Operating income rose 27.3%

•	Fully diluted EPS of $0.40

•	Opened 10 stores during the quarter

NORTH BERGEN, N.J., October 26, 2011 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal third quarter ended September 24, 2011. Comparable store sales increased 7.1%, net sales advanced 11.5% while operating income rose 27.3%. During the period, the company reported fully diluted earnings per share (EPS) of $0.40, an increase from $0.25 in the comparable period of the prior year. For the nine-month period, fully diluted EPS was $1.20, up from $0.83 in the comparable period of the prior year.

Commenting on the results, Tony Truesdale, Chief Executive Officer of the Company stated, “Our results once again demonstrate the unique strength of our retail store portfolio, our evolving multichannel growth model and The Vitamin Shoppe brand. We realized improved gross profit margins, leveraged our fixed operating expenses and continued to make investments for the future while achieving significant growth in our EPS.”

Added, Mr. Truesdale, “We believe that our strong multi-channel business model will allow us to continue to gain market share. As always, we will continue to work to enhance our customers’ overall shopping experience, and we remain committed to being our customers’ first choice for their health and wellness needs.”

Fiscal Third Quarter 2011 Results

Net sales increased $21.6 million, or 11.5%, to $208.9 million for the three months ended September 24, 2011, compared with $187.4 million for the three months ended September 25, 2010. The increase was the result of the growth in comparable store sales predominantly driven by traffic, growth from new stores and a 7.7% increase in direct sales as the result of an approximate 12% increase in e-commerce sales.

Overall store sales for the fiscal 2011 third quarter grew as a result of an increase in non-comparable store sales of $8.3 million and an increase in comparable store sales of $11.7 million, or 7.1%. The Company opened 10 stores in the quarter. Total store count was 515 as of September 24, 2011, compared with 472 on September 25, 2010.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $13.3 million, or 10.5%, to $139.5 million for the three months ended September 24, 2011, compared with $126.2 million for the comparable period in the prior year.

Gross profit increased $8.3 million, or 13.5%, to $69.4 million for the fiscal 2011 third quarter, compared with $61.2 million for the same quarter in the prior year. Gross profit as a percentage of net sales was 33.2% for the quarter ended September 24, 2011, up from 32.6% for the comparable prior year period. The improvement reflects leverage on occupancy and distribution costs driven by the strong comparable sales performance as well as improved product margin.

Selling, general and administrative expenses (“SG&A”), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $4.5 million, or 9.5%, to $51.8 million for the three months ended September 24, 2011, compared with $47.3 million for the three months ended September 25, 2010. SG&A as a percentage of net sales was 24.8% for the fiscal 2011 third quarter compared to 25.3% for the comparable prior year period. The improvement was primarily attributable to expense discipline and leverage due to sales growth.

Income from operations increased $3.8 million, or 27.3%, to $17.6 million for the three months ended September 24, 2011, compared with $13.9 million for the three months ended September 25, 2010. Income from operations as a percentage of net sales increased to 8.4% for the fiscal 2011 third quarter, compared with 7.4% for the comparable prior year period.

Net income increased $4.7 million to $11.9 million for the three months ended September 24, 2011, compared with $7.2 million for the comparable period in the prior year. This was primarily attributable to stronger sales and margin improvement. Net income also benefitted from significantly lower interest expense versus the same period in 2010 and a lower effective tax rate in the quarter. The lower effective tax rate was primarily due to a reduction in reserves for tax positions established in prior years.

Earnings per diluted share increased to $0.40 in fiscal third quarter 2011 from $0.25 per share in the comparable period of the prior year.

Balance Sheet and Cash Flow

During the first nine months of fiscal year 2011, the company had a net reduction in debt of approximately $56 million. Total debt, excluding capital lease obligations, at quarter’s end was $18.8 million. Cash and equivalents at September 24, 2011 were $24.8 million. Capital expenditures were $5.3 million in the quarter. Subsequent to quarter’s end, on October 25, 2011, the company paid $18.8 million, representing the remaining principal balance and accrued interest on its term loan which was originally scheduled to mature on January 20, 2013.

2011 Outlook

The current fiscal year is a 53-week year. The outlook provided below is based on a 52-week year comparable with the prior fiscal year. Management expects:

•	To open 48 new stores

•	Capital expenditures of approximately $23 million

•	Comparable store sales growth of approximately 7% for the full year

•	Continued improvement in EBIT margin

Preliminary 2012 Outlook

Looking forward to 2012 management expects:

•	To open approximately 52 new stores

•	Comparable store sales growth in mid-single digits

•	Continued improvement in EBIT margin

Webcast

The Company will webcast a conference call at 8:30 a.m. Eastern Time (ET) today to discuss its fiscal third quarter 2011 results. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The online replay will be available immediately following the call. A telephonic replay will be available beginning at 11:30 a.m. ET and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 47998554. The replay will be available until November 2, 2011.

About Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe and BodyTech proprietary brands. The Vitamin Shoppe conducts business through more than 500 company-owned retail stores, national mail order catalogs, website, www.VitaminShoppe.com and has a social community site at www.VSconnect.com.

Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/#!/VitaminShoppe.

Forward Looking Statement

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010

Net sales	$208,936	$187,359	$641,730	$571,206
Cost of goods sold	139,493	126,190	423,299	381,330

Gross profit	69,443	61,169	218,431	189,876
Selling, general and administrative expenses	51,812	47,316	159,582	142,504

Income from operations	17,631	13,853	58,849	47,372
Loss on extinguishment of debt	—	—	552	1,120
Interest expense, net	419	2,181	2,076	7,670

Income before provision for income taxes	17,212	11,672	56,221	38,582
Provision for income taxes	5,301	4,423	20,769	15,298

Net income	$11,911	$7,249	$35,452	$23,284

Weighted average common shares outstanding
Basic	28,916,734	27,710,913	28,741,227	27,178,235
Diluted	29,693,651	28,597,381	29,508,761	28,155,098
Net income per common share
Basic	$0.41	$0.26	$1.23	$0.86
Diluted	$0.40	$0.25	$1.20	$0.83

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010

Sales:
Retail	$187,108	$167,086	$574,424	$508,017
Direct	21,828	20,273	67,306	63,189

Net sales	$208,936	$187,359	$641,730	$571,206

Income from operations:
Retail	$33,916	$28,742	$110,128	$90,447
Direct	3,807	3,463	12,375	11,581
Corporate costs	(20,092)	(18,352)	(63,654)	(54,656)

Income from operations	$17,631	$13,853	$58,849	$47,372

Increase in comparable store net sales	7.1%	7.1%	7.7%	7.3%
Depreciation and Amortization	$5,057	$5,300	$14,905	$16,125
Impairment charge on fixed assets	$360	$1,102	$651	$1,326
Amortization of deferred financing fees	$84	$138	$282	$612

Capital Expenditures	$5,259	$4,219	$15,170	$14,232

Gross profit as a percent of net sales	33.2%	32.6%	34.0%	33.2%
Income from operations as a percent of net sales	8.4%	7.4%	9.2%	8.3%

Store Data:
Stores open at beginning of period	505	463	484	438
Stores opened	10	9	34	35
Stores closed	—	—	(3)	(1)

Stores open at end of period	515	472	515	472

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(unaudited)

	September 24,	December 25,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$24,783	$25,968
Inventories	110,317	111,305
Prepaid expenses and other current assets	20,091	17,645

Total current assets	155,191	154,918
Property and equipment, net	80,350	80,949
Goodwill	177,248	177,248
Other intangibles, net	69,264	69,718
Other assets:
Deferred financing fees, net of accumulated amortization of $628 and $1,961 in 2011 and 2010, respectively	472	816
Other long-term assets	2,505	2,068

Total other assets	2,977	2,884

Total assets	$485,030	$485,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$12,500	$—
Current portion of capital lease obligation	1,352	1,711
Revolving credit facility	—	18,000
Accounts payable	20,956	18,994
Deferred sales	13,543	15,929
Accrued salaries and related expenses	9,511	9,573
Other accrued expenses	22,377	14,752

Total current liabilities	80,239	78,959
Long-term debt, net of current portion	6,250	55,106
Capital lease obligation, net of current portion	20	977
Deferred income taxes	20,047	20,595
Deferred rent	28,626	27,080
Other long-term liabilities	4,745	5,304

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized, 29,190,548 shares issued and outstanding at September 24, 2011, and 28,627,897 shares issued and outstanding at December 25, 2010	292	286
Additional paid-in capital	255,507	243,558
Retained earnings	89,304	53,852

Total stockholders’ equity	345,103	297,696

Total liabilities and stockholders’ equity	$485,030	$485,717